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                                                                  EXHIBIT 15.1


July 16, 1997


The Board of Directors and Stockholders
Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1991 Employee Stock Plan of Genentech, Inc. of our report dated April 8, 1997 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. which are included in its Form 10-Q for the quarter ended March 31, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                Very truly yours,


                                /s/  Ernst & Young LLP
                                --------------------------------
                                Ernst & Young LLP


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